Exhibit 99.1

For Immediate Release

SOLO DELIVERS SIGNIFICANT PERFORMANCE IMPROVEMENT IN 2007

Net Debt Reduced by Approximately $400 Million during the Year

Profitability and Momentum Increase in Fourth Quarter

HIGHLAND PARK, Ill., March 11, 2008 – Solo Cup Company (the “Company”), a leading manufacturer of single-use products used to serve food and beverages, today announced its fiscal year 2007 financial results. The results of the Company’s Hoffmaster® and Japanese businesses have been classified as discontinued operations for all periods presented in the Company’s consolidated financial statements. As previously disclosed, these businesses were fully divested in the fourth quarter of 2007.

Fourth Quarter 2007 Results

For the thirteen weeks ended December 30, 2007, the Company reported net sales from continuing operations of $522 million, versus $534 million for the thirteen weeks ended December 31, 2006. Gross profit from continuing operations for the quarter increased from the year ago period by $40 million to $74 million, reflecting a gross margin of 14.3% for the current quarter versus 6.4% for the comparable period in 2006. Operating income from continuing operations for the fourth quarter 2007 was $23 million, which represents a $40 million improvement over the prior year. The Company reported net income of $99 million for the quarter, which included a gain on the sale of discontinued operations of $77 million, compared to a net loss of $34 million in the comparable period in 2006.

“Our solid results in the fourth quarter reflect the significant progress made throughout 2007 in focusing the company on its core business and improving profitability,” said Robert M. Korzenski, president and chief executive officer, Solo Cup Company. “We have integrated the Performance Improvement Program into our company culture, successfully transitioning it from a formal, stand-alone project into an ongoing and sustainable process.”

Fiscal Year 2007 Results

For the fiscal year ended December 30, 2007, the Company reported net sales from continuing operations of $2,106 million, versus $2,123 million for the fiscal year ended December 31, 2006. The decrease in net sales reflects a decrease in sales volume partially offset by higher sales prices. The volume decrease reflects general industry trends as well as shifts in the Company’s product mix, including a de-emphasis of certain higher-volume commodity products such as straws and stirrers. The increase in sales prices reflects price increases implemented over the past year in response to higher costs for resin, paper and energy, as well as more disciplined selling practices.

Gross margin from continuing operations in fiscal year 2007 was 11.7% compared to 9.5% in the prior year period, primarily driven by improved product mix and greater efficiencies resulting from implementation of the Company’s performance improvement initiatives. Selling, general and administrative expenses from continuing operations decreased 6% this year to $204 million. The Company reported net income in fiscal year 2007 of $68 million, compared to a net loss of $375 million in fiscal year 2006.

As of December 30, 2007, the Company had in excess of $136 million of liquidity under its revolving credit facilities and cash on hand. Net cash provided by operating activities during the fiscal year 2007 was $96 million compared to net cash used in operating activities of $52 million during 2006, a $148 million improvement. During 2007, the Company reduced its net debt by approximately $400 million. Capital expenditures for 2007 totaled $49 million versus $61 million during 2006.

The Company’s Performance Improvement Program, announced in December 2006, was designed to reduce costs and build profitability. Initiatives in Supply Chain and Operations, SG&A and Commercial Optimization focused on maximizing cash flow, reducing costs, improving margin, increasing value and building a performance culture. As of its formal conclusion in December 2007, the program generated approximately $75 million in annualized run-rate EBITDA improvements, exceeding its original targets.

“With cash flow from operations now helping to fund the business and gross margins trending in the right direction, the Company is back on track,” said Korzenski. “However, there is still more work to be done to bring our performance to industry levels. As our full-year results show, we have the right leadership team in place to manage and now grow our business.”

Korzenski continued, “Solo Cup Company is in a far better position than it was one year ago. The Company has regained the financial flexibility necessary for focused investments in the business. We are now better equipped to service and grow with our customers, and to compete in an increasingly competitive marketplace.”

Company Divests Dairy Packaging Assets

On March 7, 2008, the Company completed the sale of its dairy packaging assets. Terms of the transaction were not disclosed. A portion of the proceeds will be reinvested in the Company’s core business with the remainder to be applied to the Company’s term loan.

“Dairy packaging requires a different business model and a significant investment to remain competitive,” said Korzenski. “This transaction is part of Solo’s larger effort to improve performance by divesting non-core, non-strategic assets in order to focus resources on more strategic growth opportunities.”

The Company will host a conference call beginning at 10:00 a.m. Central Daylight Time on Wednesday, March 12, 2008, to discuss its fourth quarter and full-year financial results. The conference call may be accessed by dialing 1-800-896-8445. A replay will be available for one week after the call by dialing 1-888-203-1112 reservation number 5079410.

Solo Cup Company is a $2.1 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo and Sweetheart names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

STATEMENT REGARDING USE OF NON-GAAP MEASURES

The Non-GAAP financial measures contained herein and in the tables set forth on Schedule A to this press release (EBITDA, Consolidated EBITDA, Adjusted EBITDA and Pro Forma Consolidated EBITDA) are not measures of financial performance calculated in accordance with GAAP and should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. They should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, or as alternative measures of liquidity. The non-GAAP financial measures are presented to provide a view to measures similar to those used in evaluating our compliance with certain financial covenants under our Credit Agreement dated February 27, 2004, as amended (the “Credit Agreement”). They are also used as a metric to determine certain components of performance-based compensation. The pro forma adjustments and Pro Forma Consolidated EBITDA are based on currently available information and certain adjustments that we believe are reasonable and are presented as an aid in understanding our operating results. They are not necessarily indicative of (i) future results of operations that may be obtained by the Company, or (ii) the Company’s results of operations that would have occurred had the transactions described in the footnotes taken place as of January 2, 2006 or January 1, 2007.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, the impact of our significant debt on our financial health and operating flexibility, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Schedule A is attached to this release and available on the Company’s website.

Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
angie.chaplin@solocup.com	richard.ryan@solocup.com

Schedule A

Solo Cup Company

Consolidated Statements of Operations

($ in millions)

	Fiscal year ended	Fiscal year ended	13 weeks ended	13 weeks ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Net sales	$2,106.3	$2,123.0	$521.6	$534.2
Cost of goods sold	1,859.7	1,921.3	447.1	499.8

Gross profit	246.6	201.7	74.5	34.4
Selling, general and administrative expenses	203.7	216.4	49.3	50.0
Impairment of goodwill	—	228.5	—	—
(Gain) loss on sale of property, plant and equipment	(9.1)	4.5	2.4	1.5

Operating income (loss)	52.0	(247.7)	22.8	(17.1)
Interest expense, net	79.4	75.0	17.0	20.6
Prepayment penalty	1.3	—	—	—
Loss on debt extinguishment	4.0	—	—	—
Foreign currency exchange gain, net	(4.1)	(6.9)	(0.5)	(2.5)
Other (income) expense, net	(0.2)	0.1	(0.2)	0.1

(Loss) income from continuing operations before income taxes	(28.4)	(315.9)	6.5	(35.3)
Income tax (benefit) provision	(19.5)	56.3	(17.8)	(0.2)

(Loss) income from continuing operations	(8.9)	(372.2)	24.3	(35.1)
(Loss) income from discontinued operations, net of income tax provision (benefit) of $3.0, $0.2, ($0.5) and $ 0.8	(0.1)	(2.8)	(3.0)	1.1
Gain on sale of discontinued operations, net of income tax provision of $ 17.7	77.2	—	77.2	—

Net income (loss)	$68.2	$(375.0)	$98.5	$(34.0)

The following table reconciles EBITDA, Adjusted EBITDA, Consolidated EBITDA and Pro Forma Consolidated EBITDA (non-GAAP measures) to (loss) income from continuing operations (GAAP measure):

($ in millions)

	Fiscal year ended December 30, 2007	Fiscal year ended December 31, 2006	13 weeks ended December 30, 2007	13 weeks ended December 31, 2006
(Loss) income from continuing operations (GAAP measure)	$(8.9)	$(372.2)	$24.3	$(35.1)
Interest expense, net (1)	84.7	75.0	17.0	20.6
Income tax (benefit) provision	(19.5)	56.3	(17.8)	(0.2)
Depreciation and amortization	90.9	92.9	22.9	23.9

EBITDA (non-GAAP measure)	147.2	(148.0)	46.4	9.2
(Gain) loss on sale of property, plant and equipment	(9.1)	4.5	2.4	1.5
Foreign currency exchange gain, net	(4.1)	(6.9)	(0.5)	(2.5)
Benefit plan curtailment gain	—	(22.1)	—	—
Prior period adjustments (2)	—	9.8	—	—
Goodwill impairment	—	228.5	—	—
Asset impairment	5.6	2.6	3.0	0.9
Other expenses (3)	1.5	29.9	0.2	7.8
Long term incentive plan	0.9	—	0.9	—

Adjusted EBITDA(4) – continuing operations (non-GAAP measure)	142.0	98.3	52.4	16.9
Adjusted EBITDA – discontinued operations (non-GAAP measure)	29.9	28.0	2.8	8.5

Consolidated EBITDA (non-GAAP measure) (5)	171.9	126.3	55.2	25.4

Less: Pro forma adjustments	(35.4)	(39.4)	(2.8)	(11.3)

Pro Forma Consolidated EBITDA (non-GAAP measure) (6)	$136.5	$86.9	$52.4	$14.1

(1)

Includes $4.0 million loss on debt extinguishment and $1.3 million prepayment penalty for the Second Lien Term Loan (under the Company’s Second Lien Credit Agreement dated March 31, 2006, as amended) during fiscal year ended December 30, 2007.

(2)

Cost of goods sold for the fiscal year ended December 31, 2006 includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the Company’s accounting estimates.

(3)

In 2007, other expenses include charges related to the Company’s contemplated transactions, as well as the December 2006 amendments to the Company’s Credit Agreement. In 2006, other expenses includes expenses related to the implementation of our new order management system, restructuring and integration expenses related to the SF Holdings acquisition, legal expenses related to resolution of contractual disputes arising from that acquisition, and costs associated with our accounting restatement.

(4)

Adjusted EBITDA in the Company’s prior 2007 earnings disclosures included an add-back for expenses related to the implementation of our new order management system and professional fees related to our Performance Improvement Program. These items are not added back in this presentation and totaled $25.4 million for fiscal year ended December 30, 2007, and $2.5 million for the thirteen weeks ended December 30, 2007.

(5)	Consolidated EBITDA is defined in the Company’s Credit Agreement and is a component of the evaluation used to determine financial covenant compliance under the Credit Agreement.
(6)

Pro Forma Consolidated EBITDA (i) excludes the EBITDA contribution for the Hoffmaster business divested in Q4 2007 and the Japanese straw and dairy businesses divested in Q4 2007 and Q4 2006, respectively; and (ii) includes the impact of the sale leaseback transaction of six properties completed in Q2 2007. Pro Forma Consolidated EBITDA for fiscal year ended December 30, 2007 is a measure that the Company uses to calculate its financial covenants under its Credit Agreement and is intended to provide a view of the Company’s continuing operations. Pro Forma Consolidated EBITDA for fiscal year ended December 31, 2006, for the 13 weeks ended December 30, 2007 and for the 13 weeks ended December 31, 2006 is shown as a comparative measure.

The following table reconciles EBITDA and Adjusted EBITDA (non-GAAP measures) to (loss) income from discontinued operations (GAAP measure):

($ in millions)

	Fiscal year ended December 30, 2007	Fiscal year ended December 31, 2006	13 weeks ended December 30, 2007	13 weeks ended December 31, 2006
(Loss) income from discontinued operations (GAAP measure)	$(0.1)	$(2.8)	$(3.0)	$1.1
Interest expense, net	18.6	15.8	4.5	4.8
Income tax (benefit) provision	3.0	0.2	(0.5)	0.8
Depreciation and amortization	4.4	8.2	0.2	1.6

EBITDA – discontinued operations (non-GAAP measure)	25.9	21.4	1.2	8.3
(Gain) loss on sale of property, plant and equipment	(0.2)	0.6	—	0.2
Foreign currency exchange loss, net	0.1	—	0.1	—
Asset impairment	—	6.0	—	—
Other expenses (1)	4.1	—	1.5	—

Adjusted EBITDA – discontinued operations (non-GAAP measure)	$29.9	$28.0	$2.8	$8.5

(1)	Other expenses include charges related to the sale of Hoffmaster and our Japanese straw businesses.

###